EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intervoice, Inc. 2003 Stock Option Plan of our report dated May 5, 2003, with respect to the consolidated financial statements and schedule of Intervoice, Inc. included in its Form 10-K for the year ended February 28, 2003, filed with the Securities and Exchange Commission.

Dallas, Texas
December 19, 2003